UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
305 College Road East Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2013, Advaxis, Inc. (the “Company”), entered into a Warrant Agency Agreement (the “Agreement”) with Securities Transfer Corporation, as warrant agent (“Warrant Agent”), in connection with its previously announced public offering of common stock and warrants to purchase additional shares of its common stock. As previously, announced, the warrants have a per share exercise price of $5.00, 125% of the public offering price of the common stock, are exercisable immediately, and expire five years from the date of issuance..

The foregoing description of the terms of the Agreement and final form of warrant do not purport to be complete and are subject to, and qualified in their entirety by reference to the Agreement and Form of Warrant which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 8.01	Other Events.

On October 22, 2013, the Company issued a press release announcing the closing of its public offering of 6,612,500 shares of common stock, and warrants to purchase up to an aggregate of 3,306,250 shares of its common stock, including 862,500 shares and warrants to purchase 431,250 shares that were offered and sold by the Company pursuant to the full exercise of the underwriters’ over-allotment option, at a price to the public of $4.00 per share and $0.001 per warrant. The warrants have a per share exercise price of $5.00, 125% of the public offering price of the common stock, are exercisable immediately, and expire five years from the date of issuance. Total gross proceeds from the offering were approximately $26,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Warrant Agency Agreement between the Company and Securities Transfer Corporation dated October 22, 2013.

10.2	Form of Warrant dated October 22, 2013.

99.1	Closing Press Release dated October 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor Title: Chief Executive Officer

Date: October 22, 2013